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                                                                 Exhibit 10.11

                   AGREEMENT FOR WASTEWATER SERVICES BETWEEN
              THE CITY OF BUTLER INDIANA AND STEEL DYNAMICS, INC.


         THIS AGREEMENT is made and entered into this 5th day of September 1995, by and between THE CITY OF BUTLER, INDIANA (the "City"), for and on behalf of itself and the Dekalb County Redevelopment Commission (the "Commission"), and on behalf of the Dekalb County Redevelopment Authority (the "Authority"), and STEEL DYNAMICS, INC., an Indiana Corporation ("SDI").

        WHEREAS, SDI, the City, the County of Dekalb, Indiana (the "County"), the Authority, the Commission, and the State of Indiana (the "State") have entered into a Memorandum of Understanding (the "MOU") dated as of the 20th day of June, 1 994, pursuant to which SDI agreed to undertake the construction and development of a thin slab casting steel scrap recycling mini-mill and related facilities in the County (the "Mini-Mill") and the governmental entities referred to herein agreed to provide certain economic incentives all as more particularly provided in the MOU; and

        WHEREAS, the MOU provided for the City and SDI to negotiate and agree upon a "Service Agreement" for SDI to pay expenses and debt service and other customary costs related to the issuance of bonds to finance the construction of the improvements necessary to provide wastewater treatment services to the Mini-Mill all as particularly provided in the MOU; and

        WHEREAS, SDI, the City, the Authority, and the Commission signed a letter agreement dated January 24, 1995 (the "Letter Agreement"), pursuant to which (i) the Authority agreed to issue its lease rental revenue bonds (the "Bonds") to finance certain sewer line improvements, a lift station (referred to herein as the "SDI lift station") and one treatment unit at the City's sewage treatment plant which treatment unit consists of aeration tanks, final settling tanks, an aerobic digester and necessary related appurtenances and improvements (collectively referred to herein as the "Project") and as more particularly described in the plans and specifications prepared by Philip L. Schnelker, Inc. dated _____________,199___ and (ii) SDI agreed to pay a rate or rates sufficient to pay debt service on such Bonds and the
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operation, maintenance, replacement costs of the Project all as more particularly provided in the Letter Agreement; and

        WHEREAS, the Authority will lease the Project upon completion to the Commission pursuant to a lease dated as of the 1st day of March, 1995 (the "Lease"); and

        WHEREAS, the Authority and the City have entered into an agreement dated as of the 15th day of May, 1995, (the "Agency Agreement") pursuant to which the City has agreed to serve as the Agent of the Authority to construct the Project; and

        WHEREAS, the Commission and the City shall enter into an agreement (the "Operation and Management Agreement") pursuant to which the City shall to serve as agent of the Commission to operate and manage the Project; and

        WHEREAS, the City and SDI have negotiated and agreed upon the terms and conditions of the Service Agreement and desire to enter into this Agreement as the "Service Agreement" contemplated by the MOU.

        NOW, THEREFORE, IN CONSIDERATION of these premises and in further consideration of the promises and agreements hereinafter contained, the City, for and on behalf of itself and the Authority, and the Commission, and SDI agree as follows:

        SECTION 1. CONSTRUCTION, OPERATION AND USE. The City agrees, pursuant to its obligations under the MOU, this Agreement, the Agency Agreement and the Operation and Management Agreement, subject to the satisfaction by SDI of its obligations hereunder, to construct, operate and maintain the Project (the Project and the City's sewage utility system being sometimes referred to herein as the "Sewerage System") in a manner which will permit SDI to use the Project as contemplated by this Agreement and the MOU. The City agrees to make available as needed, at least 201,800 gallons per day (G.P.D) capacity of the Project for SDI's use and the use of all other users within the "Current Allocation Area" (as described on

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Exhibit A) of the Authority, and to accept, treat, and process all of SDI's wastewater not otherwise prohibited by this Agreement, and the wastewater of all other users located within the Current Allocation Area of the Authority using the SDI lift station, and/or force sewer line improvements in accordance with all applicable standards of the Indiana Department of Environmental Management ("IDEM"), the Indiana State Board of Health, the U.S. Environmental Protection Agency, and all applicable laws, regulations and ordinances. SDI shall have the option to accept and discharge to the City, as part of SDI's flow, the flow and discharge of any users within the Current Allocation Area of the Authority, and all such flow and discharge so accepted by SDI, and discharged by SDI into the Sewerage System shall be subject to all of the terms of this Agreement. As to any wastewater discharge needs of any users located within the Current Allocation Area of the Authority not accepted by SDI and processed as a part of SDI's flow, the City shall not unreasonably withhold its approval or consent to provide sewerage services at reasonable charges and rates to such other users. SDI agrees to use the Project in accordance with and pay the amounts required to be paid under this Agreement. The City and Authority agree that the Project completion date of the Utility Improvements set forth in paragraph 1(c) of the MOU is extended to August 1, 1996. All other provisions of paragraph 1(c) of the MOU remain in full force and effect.

        SECTION 2. TERM; TERMINATION. The term of this Agreement shall be for a period of 25 years (the "Term"). Except as otherwise provided in this Agreement, SDI acknowledges that the obligation to pay the rate or rates required by this Agreement shall extend throughout the Term. SDI may not terminate this Agreement prior to the expiration date of this Agreement except due to an uncured material default or breach of this Agreement by the City which remains uncured after thirty (30) days prior written notice of same from SDI SDI shall have five options of five years each to renew this Agreement, upon 90 days prior written notice, upon all of the same terms and conditions as existed during the original term except that there shall be no Debt Service Charge due pursuant to paragraph
15. During the Term or any option term, The City may terminate this Agreement
(i) only after 60 days prior written notice to SDI of any uncured default as a result of a failure by SDI to pay amounts that are due and owing under this Agreement, or (ii) or only after 10 days written notice for failing to cease and

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desist the discharge of prohibited discharges, or (iii) only after 60 days prior written notice of any other uncured default for failure to adhere to any other provision of this Agreement; provided, however, in the event of a bona fide good faith dispute (and during such bona fide good faith dispute SDI shall continue, however, to pay to the City the Debt Service Charge and any other undisputed amount or portion thereof of any other User Charge) by SDI and the City as to the amount owed as User Charges, the City shall not have the right to terminate the agreement during the pendency of such dispute unless and until the same is finally determined, and after such final determination (including appeals), SDI fails to within 60 days thereafter pay the amount actually found to be due and owing; and provided further and not withstanding any other provision herein to the contrary, in the event of accidental discharges or discharges with wastes or substances not permitted or in excess of those permitted by this Agreement, SDI shall have failed, after 10 days prior written notice from the City, to cease and terminate such prohibited discharges. In the event SDI cures any default or breach of this Agreement within the above time limits, the City shall not have the right to terminate this Agreement due to such default or breach. Notwithstanding any other provision herein to the contrary, the City may temporarily shut-off, cut-off, and temporarily terminate SDI's flow and discharge (without terminating this Agreement) into the Sewerage System to effectuate a cessation of any illegal or prohibited discharge, but with such sewerage service to be reinstated at such time as SDI ceases to discharge such prohibited or illegal waste. For all purposes of this Agreement, discharges subject to extra strength surcharges shall not be deemed to be prohibited discharges.

        SECTION 3. METERING OF SEWAGE. SDI shall, at its expense, install and maintain an approved device to measure directly the volumes of wastes discharged to the Sewerage System by SDI To that end, a meter shall be installed on the potable water input to determine the volume of discharge from the potable water system and a wastewater flow meter shall be used to determine the volume of all other discharges. The City shall inspect and approve such meter installations, which approval shall not be unreasonably withheld and no such meters, once installed, shall be removed without the City's approval.

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        SECTION 4. WASTE SAMPLING.

        (a) SDI shall be subject to periodic and random inspections by the City for the purpose of determining compliance with discharge limitations or other matters related to the sewerage service provided by the City. These inspections may consist of sampling/monitoring of waste streams, the tap in point, as well as the right to request and receive pre-treatment operating records and other records or data reasonably deemed necessary by the inspector of the City for the sampling/monitoring purposes stated above.

        (b) The installation, operation and maintenance of the sampling/monitoring facilities shall be the responsibility of SDI and shall be subject to the approval of the City which approval shall not be unreasonably withheld. Reasonable access to the sampling/monitoring facilities shall be granted, at all reasonable times, to the City. SDI's security measures shall include procedures to allow access by City personnel, upon showing of proper identification, without delay, for the purpose of observing or sampling/monitoring of wastes being discharged at a given point or points, or alternatively SDI may install suitable control manholes outside of the security area or in public right of way or other sewer easement areas which at all times shall be immediately available to City personnel .

        (C) SDI shall routinely and regularly provide the City with the test results of all testing/sampling required to be done pursuant to its pre-treatment permit from IDEM. Laboratory procedures used in the examination of SDI's wastes shall be those set forth in "Standard Methods" Code of Federal Regulations 40 CFR 136, or other approved EPA methods. The City, at its option, may accept such test results provided by SDI for the purpose of determining compliance with discharge limitations. If the City chooses to periodically have an independent laboratory test SDI's wastes for the purpose of determining compliance, the results of the test made by the City will be used to determine any extra-strength surcharges, but SDI will pay for the costs of any such independent tests in accordance with the rate ordinance of the City then in effect only in the event such independent tests determine extra-strengths discharges in excess of those reported by SDI In the event of a dispute between SDI and the City as to the characteristics, strength, toxic nature or other particulars of the samples, either party may request that the sample in dispute be analyzed by a second mutually acceptable independent laboratory whose fee for such test shall be paid by the party requesting the analysis. The results of the independent laboratory test accepted by the City, or as determined by the second mutually acceptable independent laboratory in the event of a dispute, shall be binding in determining the strength-of-waste surcharges and other matters dependent upon the character and concentration of wastes.

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        SECTION 5. PRIOR APPROVAL FOR CERTAIN WASTES. Except for accidental discharges, SDI shall obtain approval, prior to the discharge into the Sewerage System of any wastes which contain constituents in excess of normal domestic limits (based on a daily average) as defined below:

        (a) A BOD content greater than 225 milligrams per liter.

        (b) A suspended solids content greater than 225 milligrams per liter.

        (c) A phosphorus content greater than 10 milligrams per liter.

        (d) An ammonia content greater than 25 milligrams per liter.

        (e) A total nitrogen content greater than 40 milligrams per liter.

        Prior approval for discharge shall not be required and SDI shall not be in breach of this Agreement for discharges in excess of the limits permitted by this Agreement if not known at the time of discharge, but SDI shall nonetheless owe extra strength surcharges if and as permitted by the Agreement. The City shall not unreasonably withhold its consent for approval of discharges in excess of normal domestic limits for wastes for which surcharges may be imposed.

        SECTION 6. PROHIBITED WASTES. SDI shall not discharge or cause or permit to be discharged into the Sewerage System any of the following described substances, wastes or waters:

        (a) Any liquid or vapor having a temperature greater than 140 degrees Fahrenheit.

        (b) Any waters or wastes containing more than 100 milligrams per liter of grease, oils, fats or waxes.

        (c) Any gasoline, benzene, naphtha, fuel oil, mineral oil or any other flammable or explosive solid, liquid or gas.

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        (d) Any noxious or malodorous gas or substance which either alone or by interaction with other wastes, is capable of creating a public nuisance or hazard to life or of preventing entry into the sewers for their maintenance or repair.

        (e) Any garbage that has not been properly pre-treated and reduced.

        (f) Any ashes, cinders, sand, mud, straw, shavings, wood, metal, glass, rags, feathers, tar, plastics, paunch manure, butchers' offal or any other solid or viscous substances capable of causing obstruction to the flow in sewers or other interference with the normal operation of the Sewerage System or the treatment plant.

        (g) Any waters or wastes having a pH less then 6.0 or greater than 10.0 or having any other corrosive property capable of causing damage or posing hazards to the structures, equipment or personnel of the sewage works.

        (h) Any waters or wastes containing toxic ions, compounds or substances, as defined in the Federal Clean Water Act, in sufficient quantity to interfere with the normal biological process of the treatment plant or that will pass through the treatment plant after normal treatment process into the receiving stream in amounts exceeding the standards set forth by federal, interstate, state or other competent authority having jurisdiction, or will accumulate in the sludge of the treatment plant in amounts exceeding the limitations set forth by any federal, interstate, state or other competent authority having jurisdiction thereof.

        (i) Any toxic radioactive isotopes.

        (j) Any waters or wastes that for a duration of 30 minutes or more have a concentration more than one and one half (1.5) times the permitted concentration of BOD or suspended solids as defined in Section 5 (a) and
        (b) of this Agreement.

        (k) Any waters or wastes containing suspended solids of such character and quantity that extraordinary provisions, attention and expense would be required to handle such materials at the treatment plant, its pumping stations or other facilities.

        (l) Any waters or wastes containing incompatible pollutants.

        (m) Any substances with objectionable color not removed by normal treatment process.

        (n) Pollutants which create a fire or explosion hazard in the treatment plant or-Sewerage System, including, but not limited to, wastestreams with a closed cup flashpoint of less than 140 degrees Fahrenheit.

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        SECTION 7. ACCIDENTAL/PROHIBITED DISCHARGES.

        (a) SDI shall provide reasonable protection from accidental discharge of prohibited or regulated materials or substances into the Sewerage System. Where reasonably necessary, procedures and facilities to prevent the accidental discharge of prohibited materials shall be provided and maintained at SDI's expense.

        (b) SDI shall notify the City promptly when an accidental discharge occurs. A written report shall be submitted within five (5) days of the incident. The notification must include, to the extent known, the date and time of occurrence, type of waste, concentration and volume and corrective actions taken. SDI shall be liable for any directly caused actual damages related to the discharge of prohibited materials by SDI including loss or damage to the Sewerage System and treatment facilities, SDI shall be liable to the City for any claims of third-parties asserted against SDI or the City resulting from accidental or prohibited discharges (but only to the extent not covered by liability insurance of SDI and the City, and as to claims asserted solely against the City, only to the extent of the City's liability taking into account any liability insurance of the City to the extent of coverage thereof and the then current tort claims amount limitation, if any), and in addition thereto SDI shall be liable to the City for the amount of any fines imposed upon the City under state or federal law; provided, however, SDI shall not be liable for any incidental or consequential damages of the City.

        (c) If any portion of the Sewerage System becomes obstructed or damaged directly due to any prohibited discharge by SDI, SDI shall reimburse the City for reasonable expenses of cleaning out, repairing, or rebuilding the affected portion of the Sewerage System.

        SECTION 8. EMERGENCY. The City reserves the right in the event of an emergency, to restrict the allowable discharge received from SDI, but only during the time of such emergency.

        SECTION 9. OPERATION OF PRETREATMENT FACILITIES. SDI shall maintain its pretreatment facilities continuously in normal operating condition at SDI's expense and shall be subject to periodic and random inspection by the City. SDI shall maintain suitable operating records which shall be open to inspection by the City and shall submit to the City monthly summary reports of the character of the influent and effluent of the facilities in the form and substance

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required by IDEM for its pre-treatment permit. All such records and reports shall be retained for a minimum of three (3) years.

        SECTION 10. USER CHARGES. Charges for service under this Agreement will consist of a Base Charge and a Flow Charge as set out below. The Base Charge consists of a debt service charge and a replacement charge and is expressed as a fixed amount per month. The Flow Charge consists of a volumetric Flow Charge for operation and maintenance costs associated with the treatment of SDI's wastes. In addition, the City may impose a surveillance charge as set forth in Section 12 to defray the costs of inspection and testing of SDI's waste and shall impose extra-strength surcharges as set out below.

        SECTION 11. BASE CHARGE. SDI's monthly Base Charge shall be expressed as a fixed dollar amount per month for each full or partial month of operation. Except as otherwise provided in this Agreement, no adjustment in the Base Charge shall be made due to volume, usage or other factor except as provided herein. The City shall monthly pay the debt service portion of the Base Charge to the Commission. The City shall hold the replacement charge portion of the Base Charge in a separate interest earning fund to be known as the SDI Replacement Fund. The SDI Replacement Fund may be used for any necessary repairs to the Project. Any uses of the SDI Replacement Fund by the City for replacement of the City's portion (66 2/3%) of replaceable equipment of the Project at the wastewater treatment plant shall be replenished by the City within 24 months by a charge to operation and maintenance expenses to City customers other than SDI Any uses of the SDI Replacement Fund by the City for replacement of SDI's portion (33 1/3%) of replaceable equipment at the wastewater treatment plant, or the SDI lift station, or the force main and the SDI portion of appurtenances thereto shall be replenished by SDI for its share (33 1/3% of treatment plant and 100% of replaceable equipment for the force main , SDI lift station and appurtenances thereto), within 24 months.

        SECTION 12. FLOW CHARGE. SDI's monthly flow charge shall be expressed as a dollar amount per 1,000 gallons of metered flow that flows into the Sewerage System of the City .

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The City will calculate and bill SDI monthly based on the actual metered usage times the then applicable flow charge. In no event, however, shall SDI's Flow Charge be less than $1,200.00 per month during the initial Term of this Agreement.

        SECTION 13. NORMAL SURVEILLANCE CHARGE. SDI's Normal Surveillance Charge shall be expressed as a dollar amount per incident of inspection and testing of SDI's wastes by the City. The City may, at SDI's request, calculate the monthly equivalent of a per incident surveillance charge and prepare a monthly billing surveillance charge equivalents to SDI A Normal Surveillance Charge is defined as a random inspection/testing by the City not more than once every three months. Except as provided in paragraph 4(c), SDI shall only be responsible for Normal Surveillance Charges.

        SECTION 14. EXTRA-STRENGTH SURCHARGES. SDI's extra-strength surcharges shall be expressed as a dollar amount per unit of measure for each type of constituent measured for all waste which exceeds the limitations set out herein.

        SECTION 15. ADJUSTMENTS TO CHARGES. Before December 1st of each year, the City shall calculate the Base Charge and the Flow Charge applicable to SDI for the ensuing calendar year based on the following methodology:

        (a) BASE CHARGE. The monthly Base Charge shall be calculated as the monthly Debt Service Charge plus the monthly Replacement Charge.

        (b) DEBT SERVICE CHARGE. The monthly Debt Service Charge shall be calculated as one-twelfth of the amount necessary to pay the ensuing twelve month's debt service requirements on the Bonds which Bonds shall be amortized and payable over a term of approximately twenty-two (22) years, and shall be of substantially level interest and principal payments, or other amortization reasonably acceptable to SDI or any replacement bonds that may refinance or refund said Bonds. The Bonds, for which SDI assumes the Debt Service thereof, shall be in the amount of $1,800,000.00 plus a reasonable amount to fund the bond reserve account for the three payment test, but in no event shall SDI be responsible for any debt service on Bonds that exceed $2,375.000.00 (but less any amount funded by SDI as Capitalized Interest pursuant to paragraph 15 (g) hereof) without its prior written consent. It is

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        understood and agreed, however, that the City or the Authority shall, prior to the semi-annual payment of the debt service portion of the Base Charge on the bonds, place SDI's monthly portion thereof in an interest bearing account, and all earnings and interest shall, annually be credited against and reduce SDI's next year's Base Charge.

        (c) ADJUSTMENTS TO DEBT SERVICE CHARGES. To the extent that the Authority has accumulated sufficient funds to defease the Bonds or any replacement bonds, or if such Bonds are defeased without any replacement bonds, the monthly Debt Service Charge shall be zero. The authority agrees to consider, in good faith, to refinance the Bonds if lower interest rates are obtainable, and to equitably reduce SDI's Debt Service Charge, based upon reduced interest rates obtained on any replacement bonds. The Bonds may not be refinanced at higher interest rates or shorter terms or at interest rates including costs of issuance which would cause SDI's Debt Service Charge to increase without the prior written consent of SDI To the extent that any user connects into the SDI lift station or force main used by SDI and a debt service charge is charged to that user, SDI's debt service charge shall be proportionately reduced by the amount of the new user's debt service charge. The City agrees that it will not allow a connection by a user located within the Benefited Real Estate (as defined in the attached Sewer Reimbursement Contract) into the SDI Lift Station or force main without allocating a portion of the debt service charge in the manner and amount as set forth in paragraph 2 of the Sewer Reimbursement Contract attached hereto to that user, without prior approval of SDI SDI and the City may by mutual agreement waive the assessment of a debt service charge to new users, and provided further, as to any new user located within the Current Allocation Area of the Authority, SDI may in its sole discretion charge and receive such tap in fees and connection charges for reimbursement of previously paid and future debt service charges as it deems appropriate.

        (d) INITIAL DEBT SERVICE CHARGE. The per month initial debt service charge due from SDI to the City shall be imposed beginning with the month of January, 1997; provided, however, SDI may suspend its Debt Service Charge payments after July 1, 1997, during any payment period that the Project is not substantially complete. In the event payments were so suspended, upon substantial completion, such monthly payments shall resume with the next payment that would have been due had there been no suspension of payments so that the net effect would be to extend, as to SDI, the time for making monthly payments set forth on the to be attached schedule by the duration of the time period for which the Project is not substantially complete. After issuance of the Bonds, this Agreement shall be amended by attaching a schedule setting forth the monthly Debt Service Charge due by SDI to the City.

        (e) REPLACEMENT CHARGE. The monthly Replacement Charge shall be calculated as one-twelfth of the amount necessary to fund the annual replacement charge on 33 1/3% of the original cost of all replaceable

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        equipment installed at the treatment plant as a part of the Project plus one-twelfth of the amount necessary to fund the annual replacement charge on 100% of the original cost of all replaceable equipment installed at the lift station on SDI's property, and the force main, and appurtenances connected thereto. During any option term, SDI's Replacement Charge shall be equitably reduced and based upon its then proportional share (based upon use) of the applicable items, taking into account any other users.

        (f) ADJUSTMENTS TO REPLACEMENT CHARGE. To the extent that SDI has fully funded the SDI Replacement Fund (including any accumulated interest), the monthly Replacement Charge shall be zero. To the extent that any user connects into the SDI lift station or force main used by SDI and a replacement charge is charged to that user, SDI's Replacement Charge shall be reduced by the amount of the new user's replacement charge. The City agrees that it will not allow a connection by any user into the SDI lift station or force main used by SDI without allocating a reasonable portion of the replacement charge to that user, without prior approval of SDI.

        (g) CAPITALIZED INTEREST CHARGE. At the time of issuance of the Bonds, SDI may, at its option, provide, by direct payment to the Authority, with an amount reasonably calculated to meet and fund the Capitalized Interest requirements of the Bonds for one year, but any amount so funded by SDI for Capitalized Interest shall be credited against and reduce SDI's Debt Service Charges as set forth in this Agreement at such time or times as there is any excess in reserve for such Capitalized Interest.

        SECTION 16. FLOW CHARGE. The volumetric flow charge shall be calculated as a dollar amount per 1,000 gallons of flow discharged into the system by SDI that will approximate the actual operating and maintenance costs (but excluding capital charges, amortization, depreciation and replacement charges, and other non-cash expenses/deductions) plus a reasonable return for the City.

        (a) RATE DEVELOPMENT. Prior to December 1st of each year, the City will notify SDI of its flow charge for the ensuing calendar year. The flow charge shall be calculated as follows:

            (i) The City shall develop a reasonable, fair, and equitable budget for the cost of operation and maintenance of the Sewerage System (but excluding capital charges, amortization, depreciation and replacement charges and other non-cash expenses/deductions)for the ensuing year.

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            (ii) The City shall reasonably estimate SDI's discharge flows for the ensuing year taking into account prior year's flows.

            (iii) The City shall reasonably estimate the total system discharge flows for the ensuing year.

            (iv) The City shall calculate the flow charge as follows: Take the total budget for normal operating and maintenance expenses of the Sewerage System (but excluding capital charges, amortization, depreciation and replacement charges, and other non-cash expenses/deductions) plus a reasonable return of not more than 5% of the cost of maintenance and operation, times a fraction the numerator of which is SDI's estimated discharge flows for the year and the denominator of which is the total system reasonably estimated flows for the year to arrive at a product. The product of that calculation is divided by SDI's reasonably estimated discharge flows expressed in 1,000 gallon increments to calculate the flow charge per 1,000 gallons of flow.

            (v) In all years after the initial period, the City shall calculate the variance between the (1) actual flow charges collected from SDI during the period from October 1st of the second preceding year and ending on September 30th of the preceding year and (2) the total operating and maintenance costs of the Sewerage System for such period plus an amount of not more than 5% of the cost of maintenance and operation, times a fraction the numerator of which is SDI's actual discharge flows into the Sewerage System for such period and the denominator of which is the total system actual flows To the extent that SDI has paid an amount in (1), above, greater than the amount in (2), above, the City shall deduct that amount from SDI's Flow Charge for purposes of determining the ensuing year's Flow Charge to SDI To the extent that SDI has paid an amount in (1), above, less than the amount in (2), above, the City shall add that amount to SDI's Flow Charge for purposes of determining the ensuing year's Flow Charge to SDI

        (b) INITIAL FLOW CHARGE. The initial flow charge is calculated based on an estimated sewerage system budget of $14,500 per month plus a reasonable return of 5% ($725) for a total of $15,225. This amount is multiplied by a fraction of 2,350,000 estimated SDI flow per month over 9,100,000 estimated total system flow per month which results in a product of $3,932. This product of $3,932 is divided by estimated SDI discharge flows of 2,350 increments of

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        1,000 gallons for the month for a volumetric flow charge of $1.67 per
        1,000 gallons.

        SECTION 17. INITIAL SURVEILLANCE CHARGE. The initial surveillance charge for SDI, if the City performs inspection and, testing is $300 per quarter.

        SECTION 18. INITIAL EXTRA-STRENGTH SURCHARGE. The initial extra-strength surcharges, in the event SDI contributes waste having a toxic strength in excess of domestic waste characteristics, shall be based on the following unit process charge expressed in cents per pound, for all waste found to be in excess of limitations:

                                                CENTS PER-POUND
                                                ---------------
       Suspended Solids (SS)                        24.00
       Biochemical Oxygen Demand (BOD)              21.00
       Phosphorus (P)                              102.00
       Ammonia (NH,)                               622.00

        Extra Strength Surcharges may be increased by the City only after a cost of service study determining that the City's actual cost and expenses of treating such extra strength item has increased, with the increase to be based upon such actual increase in costs and expenses of treating such extra strength items.

        SECTION 19. CONRAIL CHARGES. It is understood and agreed that Consolidated Rail Corp. ("Conrail") has or will require the City to enter into an agreement whereby the City will obligate itself for various charges, expenses, and obligations for the right and privilege of placing the force main in the Conrail right-of-way. During the Term of this Agreement, SDI shall pay directly to Conrail any and all such costs, expenses, and liabilities of the City assumed under such agreement with Conrail.

        SECTION 20. PROJECT CONSTRUCTION ADVANCES. The Authority shall issue and sell the Bonds in the amount specified in paragraph 15 (b). The Authority shall use its best efforts and good faith to secure a sale of such Bonds on a tax-exempt basis, provided, however, there has been no warranty, representation, or assurance to SDI that such Bonds may be sold on a tax exempt basis and SDI understands that all or any portion of the Bonds may be taxable which will result in increased Debt Service Charges to SDI The Authority intends to issue a notice to proceed to the contractors of the Project no later than September 8, 1995. SDI agrees to pay, as due, all sums due the contractors of the Project, if, as, and when such payments are otherwise due by the Authority pursuant to the contracts with respect thereto and under applicable law, provided, however, in no event shall SDI be responsible for any such payments that first become due after the sale of the Bonds, nor shall SDI be liable for any payments to any such contractors due for any amounts in excess of the total amount of the Bonds determined in accordance with paragraph 15 (b) hereof. Immediately upon the sale of the Bonds, the Authority shall reimburse SDI for 100% of all payments made to all contractors of the Project pursuant to the terms hereof. The obligation of SDI assumed herein with respect to advancing payments for construction of the Project are strictly limited to actual construction expenses of the Project and only for SDI's portion thereof (100% with respect to the SDI lift Station and force main, and 1/3 of treatment plant expansion expenses). Until the Bonds are sold, for any month in which the reasonably anticipated next month's construction draw would exceed $50,000.00, SDI shall, thirty days in advance, pay into an interest bearing . account of the Authority, the amount of the next month's reasonably anticipated construction draw for the Project, with SDI paying any additional sums to the contractors in excess of the funds placed on the deposit, as they may be due pursuant to the terms hereof. All interest shall accrue to the benefit of SDI.

        SECTION 21. NON-DISTURBANCE. This Agreement and the rights of SDI hereunder shall not be affected in any way by any amendment to, termination of, default under, or any other matter, with respect to the Lease, the Agency Agreement, or the Operation and Management Agreement.

        SECTION 22. FORCE MAJEURE. The City shall exercise diligence in the operation and maintenance of the Sewerage System to furnish SDI continuous wastewater services consistent with the type and level of service specified herein, and SDI shall exercise diligence in the use of said wastewater service so as not to interfere unreasonably with service to others dependent upon the City for such services; but, neither party shall be liable for damages, breach of contract or otherwise by reason of the failure, suspension, diminution or other variance in wastewater service as the result of injunction, fire, strike, riot, explosion, flood, accident, or curtailment, or interruption resulting therefrom, failure or depletion of the City's water supply and/or wastewater collection and treatment system, failure or breakdown of equipment or facilities, acts of God or the public enemy or other acts or conditions beyond the control of the party. Furthermore, neither party shall be liable for damages resulting from interruption of service, when such interruption is necessary to make repairs, replacements or adjustments in equipment and facilities. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party affected and, notwithstanding the intent of the parties that any interruption in services shall be remedied with all reasonable dispatch, the settlement of strikes and lockouts shall not be required when such course is inadvisable in the discretion of the party affected thereby.

        SECTION 23. MISCELLANEOUS.

        (a) NOTICES. The parties hereto agree that whenever notice to the other party is required by the terms of this Agreement, such notice shall be in writing and (i) sent by hand delivery, with signed receipt obtained therefor, (ii) sent postage pre-paid by United States registered or certified mail, return receipt requested, or (iii) sent by recognized overnight courier service with all charges prepaid or billed to the sender, directed or addressed in each case to the other party at its address set forth below, or such other address as either party may designate by notice given from time to time in accordance the provisions contained herein. The addresses for the parties hereto are as follows:

        Steel Dynamics, Inc.             City of Butler
        4500 County Road 59              Office of the Mayor
        Butler, Indiana 46721            201 South Broadway
                                         Butler, Indiana 46721

        (b) PREVAILING LAW. The provision of wastewater service under this Agreement are subject to all lawful orders, rules, and regulations of duly constituted governmental authorities having jurisdiction over either or both the City or SDI.

        (c) NON-WAIVER. Failure of either party hereto to exercise any right hereunder shall not be deemed a waiver of such party's right and shall not affect the right of such party to exercise at some future time said right or any other right it may have hereunder.

        (d) EXHAUSTION OF REMEDIES. None of the remedies provided for under this Agreement need be exhausted or exercised as a prerequisite to resort to further relief to which the party may then be entitled in the event of an emergency or imminent threat to health or property.

        (e) ASSIGNMENT. No assignment by SDI of its rights under this Agreement shall be binding upon the City unless the City shall have assented to such assignment with the same formality as employed in the execution of this Agreement which assent shall not be unreasonably withheld. Subject to such assent as provided herein, the benefits and burdens of this Agreement shall inure to and be binding upon the respective legal representatives, successors and assigns of the respective parties hereto.

        (f) PRIOR AGREEMENTS. This Agreement, upon taking effect, shall supersede any and all previous agreements between the City and SDI relative to the provision of wastewater services covered by this Agreement.

        (g) NO REQUIREMENT CONTRACT. It is the express intent of the parties hereto that this Agreement shall not be construed to be a Requirement Contract within the jurisdiction of the Uniform Commercial Code.

        (h) GOVERNING LAW. This Agreement and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of Indiana.

        (i) PARTIAL INVALIDITY. If any term, covenant, condition or provision of this Agreement, or the application thereof, to any person or circumstance, shall at any time or to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term, covenant, condition and provision of this Agreement shall continue to be valid, binding and enforceable to the fullest extent permitted by law.

        IN WITNESS WHEREOF, the parties hereto have subscribed their names on the day and year above written.

                                         CITY OF BUTLER, INDIANA For Itself
                                         And As Agent For The Dekalb County
                                         Redevelopment Authority And The
                                         Dekalb County Redevelopment Commission

                                         BY: /s/ Larry Moore
                                             --------------------------------
                                             LARRY MOORE, Mayor

(Seal)

ATTEST:

/s/ Catharine Minehart,
- -----------------------------------
Catharine Minehart, Clerk-Treasurer               STEEL DYNAMICS, INC.

                                                  BY: /s/ KEITH E. BUSSE
                                                      -------------------------
                                                      KEITH E. BUSSE, President

ATTEST:

BY:
   --------------------------------

                               LEGAL DESCRIPTION

A tract of land situated in Sections 27, 28, and 33, in T34N, R14E, DeKalb County, the State of Indiana, more fully described as follows:

Commencing at the Northwest corner of the Southwest Quarter of said Section 28; thence Southerly along the West line of said Southwest Quarter to the Southwest corner thereof; thence Southerly along the West line of the Northwest Quarter of said Section 33 to the Southwest corner thereof; thence Southerly along the West line of the Southwest Quarter of said Section 33 to the centerline of State Highway #8; thence Easterly along said centerline to a point 300 feet West of the East line of the West half of said Southwest Quarter; thence Northerly along a line parallel with and 300 feet West of the East line of the West half of said Southwest Quarter to the North line thereof; thence Easterly along the North line of said Southwest Quarter to the Northeast corner thereof; thence Easterly along the South line of the Northeast Quarter of said Section 33 to the Southeast corner thereof; thence Northerly along the East line of said Northeast Quarter to the Northeast corner thereof; thence Northerly along the West line of the Southwest Quarter of said Section 27 to the Southwest corner of the North half of said Southwest Quarter; thence Easterly along the South line of the North half of said Southwest Quarter to the West right-of-way line of the Norfolk and Southern Railroad; thence Northeasterly along said West right-of-way line to the North line of the Southeast Quarter of said Section 27; thence Westerly along the North line of said Southeast Quarter to the Northwest corner thereof; thence Westerly along the North line of the Southwest Quarter of said
Section 27 to the Northwest corner thereof; thence Westerly along the North line of the Southeast Quarter of said Section 28 to the Northwest corner thereof; thence Westerly along the North line of the Southwest Quarter of said Section 28 to the place of commencing, said tract containing 745 Acres, more or less, and being subject to all public road rights-of-way and to all easements of record.

                          SEWER REIMBURSEMENT CONTRACT

        This Agreement made and entered into this ___ day of _____________, 1995, by and between STEEL DYNAMICS, INC., hereinafter called ("Contributor"), and THE CITY OF BUTLER, by and through its Mayor and Board of Public Works of said City, hereinafter called ("City").

                                  WITNESSETH:

        Pursuant to a certain AGREEMENT for Wastewater Services between the City of Butler and Steel Dynamics, Inc. dated __________________, 1995 (hereinafter "Wastewater Services Agreement"), Contributor has agreed to pay the City certain Debt Service Charges (as defined in the Wastewater Services Agreement) in order to provide reimbursement to the City for design, construction, and installation of a certain force main, a lift station (referred to as "SDI lift station"), and one treatment unit at the City's sewage treatment plant which treatment unit consists of aeration tanks, final settling tanks, an aerobic digester and necessary related appurtenances and improvements (collectively referred to in the Wastewater Services Agreement and herein as the "Project").

        The Project is being constructed by the City of Butler as agent for the Dekalb County Redevelopment Commission and Authority, and shall be constructed in accordance with the standards, plan and specifications as approved by the City as prepared by Philip L. Schnelker, Inc. which are incorporated herein by reference.

        It is understood and agreed that the Project being designed, constructed and installed provides for additional capacity in excess of that needed by Contributor. The purpose of this Agreement is to provide for the reimbursement to the Contributor of Debt Service Charges due and to be due from Contributor to City pursuant to the Wastewater Services Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for all other good and valuable consideration, the Contributor and the City hereby agree as follows:

        1. The Project, when completed, is intended for the benefit of real estate described as follows:

        Commencing at the centerline of the intersection of County Road 44 and County Road 59 in Dekalb County, Indiana, thence South along the centerline of County Road 59 to its point of intersection with the centerline of State Road #8, thence East along the centerline of State Road #8 to its point of intersection with the centerline of County Road 63, thence North along the centerline of County Road 63 to its point of intersection with the centerline of State Highway #6, thence West along the centerline of State Highway #6 to its point of intersection with the centerline of County Road 55, thence South along the centerline of County Road 55 to its point of intersection with the centerline of County Road 42, thence East along the centerline of County Road 42 to its point of intersection with the westerly right-of-way line of the Norfolk and Southern railroad right-of-way, thence South 1412.60 feet along the westerly right-of-way line of railroad said railroad right-of-way, thence East 2340.70 feet along the South line of the North half of the Southwest quarter of Section 27, T34N,R14E, to its point of intersection with the centerline of County Road 59, thence South along the centerline of County Road 59 to the place of beginning.

        A diagram showing the aforedescribed parcel of real estate is attached hereto and incorporated herein as Exhibit A, and said real estate is hereinafter called the Benefited Real Estate.

        2. It is agreed that any present or future owner, lessee, or user (hereinafter "User") of the Benefited Real Estate that desires to use the sewerage system made available to the Benefited Real Estate by the Project, by direct tap or through the extension or connection of lateral or local lines to service such Benefited Real Estate shall, before connecting, pay to the City, in addition to the costs of standard tap in and inspection fees and monthly sewage treatment charges as are then customarily charged by the City for connection to City main and treatment of sewage therefrom, additional fees computed and determined as follows:

        (a) Any such user shall pay to the City a Debt Service Charge, monthly, equal to the average gallons per minute of any flow discharged by such user in the preceding month multiplied by $40.31, which amount shall be in addition to all other charges due the City from such user. The said gallon per month charge due from each such user shall reduce, dollar for dollar, the monthly Debt Service Charge due from Contributor pursuant to the Wastewater Services Agreement. The said gallon per minute charge shall be payable by any such user until such time as the Bonds, including any replacement Bonds, (as defined in the Wastewater Services Agreement) for the Project are paid in full or until December 31, 2017, whichever is earlier (hereinafter referred to as the "Debt Service Charge Termination Date").

        (b) In addition to the monthly gallon per minute charge as set forth immediately hereinabove, any such user shall also pay a connection fee at the time of tap-in to the City, calculated in the manner and amount as set forth on Exhibit B. Opposite each calendar year on Exhibit B is a charge per gallon per minute. Prior to any connection, the user shall furnish to City its best reasonable estimate of the average gallon per minute (rounded to the nearest full gallon) of anticipated average flow and discharge into the sewage system of the City of such user for the next ten years, and the amount so determined shall be multiplied by the amount set forth for the applicable year in which the connection occurs to arrive at the connection fee due to the City. After the first three full calendar years of connection and use by such user, the actual average gallons per minute of flow and discharge shall be determined, and if the actual average gallon per minute flow and discharge during such three calendar years is greater than the best reasonable estimate so provided to the City at the time of connection and tap-in, the excess thereof shall be multiplied by the charge per gallon per minute in the calendar year for the third year after such connection, and the amount so determined shall then also be immediately due and payable to the City. In the event such user materially increases its flow volume after the first three years, due to expansion or otherwise, such user shall also pay, at the time of increase, an additional connection fee, based upon the then calendar year's assessment amount set forth on Exhibit B on any such increased flow in excess of the G.P.M Flow Charge assessed at the time of initial connection. A material increase is defined as a G.P.M flow of 10% or greater than the best reasonable estimate of flow used to determine the initial connection charge. The City shall reimburse and pay SDI, as received, 100% of the assessment received pursuant to this paragraph 2(b) from any such user of Benefited Real Estate located south of County Road 36. The City may in its sole discretion waive any such assessment for Benefited Real Estate located north of County Road 36, but no such waiver of assessment for Benefited Real Estate located south of County Road 36 shall be made without the prior written approval of SDI The City shall retain 100% of the assessment received pursuant to this paragraph 2(b) from any such user of Benefited Real Estate located north of County Road 36.

        (c) The charges due pursuant to this Agreement have been based upon an assumed Project cost to SDI of $2,200,000.00, an interest rate on the Bonds of 9 1/2% per annum, amortized over approximately twenty-two (22) years, and a total additional Project capacity of 500 G.P.M all as set forth on Exhibit C. Within ninety (90) days of issuance of the Bonds, the City and SDI shall amend this Agreement to revise and recalculate the amounts due from the Benefited Real Estate using the same methodology that was used in Exhibit C to calculate the amounts set forth hereinabove in paragraphs 2(a) and 2(b). In such recalculation, there shall first be determined the total of SDI's actual costs and expenses, which shall include the principal amount of any Bonds, any prepaid or advanced Capitalized Interest, any three payment reserve account amounts, and any charges, fees or expenses due Consolidated Rail Corp. for use of its right-of-way for installation of the force main, and a total thereof shall be amortized over a term of twenty-two (22) years, using the average effective interest rate of the Bonds, using an assumed total additional capacity of the Project of 500 gallons per minute to arrive at the final assessments so due from the Benefited Real Estate.

        3. Any and all owners of the Benefited Real Estate who connect into the force main (whether by direct tap or lateral or local lines) of the Project shall be deemed to thereby waive his, her, their or its right to remonstrate against or otherwise object to or interfere with any pending or future annexation by the City of such Benefited Real Estate.

        4. This Agreement shall run with and bind the real estate described in paragraph 1 above and as depicted on Exhibit A, and shall be binding upon the owners thereof and any persons owning, leasing, using or occupying any of said Benefited Real Estate, their personal representatives, heirs, devisees, grantees, successors and assigns. Nothing contained herein, however, shall prevent SDI and the City from mutually agreeing to the full or partial waiver of any charges due herein. This Agreement shall be binding upon the parties hereto and their successors and assigns.

STEEL DYNAMICS, INC.                              THE CITY OF BUTLER

BY: /s/ KEITH E. BUSSE                            BY: /s/ LARRY MOORE
    -------------------------                         -----------------------
    KEITH E. BUSSE, President                         LARRY MOORE, Mayor

                                                  BOARD OF PUBLIC WORKS,
                                                  CITY OF BUTLER

                                                  BY: /s/ Catherine Minehart
                                                      -----------------------

                                                  BY: /s/ Ron L. Walter
                                                      -----------------------

                                                  BY: /s/ Michael E. Mayer
                                                      -----------------------

STATE OF INDIANA)
                ) SS:
COUNTY OF       )

        Before me, the undersigned Notary Public, in and for said County and State, personally appeared Keith E. Busse, the President of Steel Dynamics Inc., and acknowledged the execution of the above and foregoing to be his voluntary act and deed this 5th day of September, 1995.

My Commission Expires:

June 23, 1996
                                                     /s/ Illegible
                                                     -------------------------
Resident of:                                                     Notary Public

Allen County

STATE OF INDIANA)
                ) SS:
COUNTY OF DeKalb)

        Before me, the undersigned Notary Public, in and for said County and State, personally appeared Larry Moore, the Mayor of the City of Butler, and acknowledged the execution of the above and foregoing to be his voluntary act and deed this 5th day of Sept., 1995.

My Commission Expires:

    2/5/97                                        /s/ Kathryn A. McNerney
                                                  -----------------------------
Resident of:            [NOTARY SEAL/INDIANA]                     Notary Public

   Stephen County                                 /s/ Kathryn A. McNerney


STATE OF INDIANA)
                )SS:
COUNTY OF DeKalb)

        Before me, the undersigned Notary Public in and for said County and State, personally appeared, Catherine Minehart, Ron L. Walter, and Michael E. Mayer, the ___________________________________ of the Board of Public Works,
City of Butler, and acknowledged the execution of the above and foregoing to be their voluntary act and deed this 5th day of Sept., 1995.

My Commission Expires:

    2/5/97                                        /s/ Kathryn A. McNerney
                                                  -----------------------------
Resident of:            [NOTARY SEAL/INDIANA]                     Notary Public

   Stephen County                                 /s/ Kathryn A. McNerney




The instrument prepared by Vincent J. Heiny, Esq., Hailer & Colvin, P.C., 444 East Main Street, Fort Wayne, Indiana 46802.

                                   EXHIBIT A




                             [COUNTY RECORDERS MAP]

                              WILMINGTON TOWNSHIP

                                    EXHIBIT B


                       YEAR             CHARGE PER GALLON
                                           PER MINUTE
                       1996              $   483.68

                       1997              $   967.37

                       1998              $ 1,451.05

                       1999              $ 1,934.73

                       2000              $ 2,418.41

                       2001              $ 2,902.10

                       2002              $ 3,385.78

                       2003              $ 3,869.46

                       2004              $ 4,353.14

                       2005              $ 4,836.83

                       2006              $ 5,320.51

                       2007              $ 5,804.19

                       2008              $ 6,287.87

                       2009              $ 6,771.56

                       2010              $ 7,255.24

                       2011              $ 7,738.92

                       2012              $ 8,222.60

                       2013              $ 8,706.29

                       2014              $ 9,189.97

                       2015              $ 9,673.65

                       2016              $10,157.33

                       2017              $10,641.02

                                                                       EXHIBIT C

                          STEEL DYNAMICS INCORPORATED
                      ANNUAL TAP IN CHARGE FOR FORCE MAIN
                      STARTING PRINCIPAL AMOUNT $2,200,000

YEAR      PAYMENT          ACCUMULATED    CAPACITY*    CHARGE PER
        INTEREST 9.5%         AMOUNT       500 GPM         GPM
- -----------------------------------------------------------------
1996    $241,841.26      $  241,841.26     500 gpm     $   483.68
1997    $241,841.26      $  483,682.51     500 gpm     $   967.37
1998    $241,841.26      $  725,523.77     500 gpm     $ 1,451.05
1999    $241,841.26      $  967,365.03     500 gpm     $ 1,934.73
2000    $241,841.26      $1,209,206.28     500 gpm     $ 2,418.41
2001    $241,641.26      $1,451,047.54     500 gpm     $ 2,902.10
2002    $241,641.26      $1,692,888.80     500 gpm     $ 3,355.78
2003    $241,841.26      $1,934,730.05     500 gpm     $ 3,869.46
2004    $241,841.26      $2,176,571.31     500 gpm     $ 4,353.14
2005    $241,841.26      $2,418,412.57     500 gpm     $ 4,836.53
2006    $241,841.26      $2,660,253.53     500 gpm     $ 5,320,51
2007    $241,841.26      $2,902,095.08     500 gpm     $ 5,804.19
2008    $241,841.26      $3,143,936.34     500 gpm     $ 6,287.87
2009    $241,641.26      $3,365,777.60     500 gpm     $ 6,771.56
2010    $241,841.26      $3,627,618.85     500 gpm     $ 7,255.24
2011    $241,841.26      $3,869,460.11     500 gpm     $ 7,738.92
2012    $241,841.26      $4,111,301.37     500 gpm     $ 8,222.60
2013    $241,841.26      $4,353,142.62     500 gpm     $ 6,706.29
2014    $241,841.26      $4,594,983.88     500 gpm     $ 9,189.97
2015    $241,841.26      $4,836,825.14     500 gpm     $ 9,673.65
2016    $241,841.26      $5,078,666.39     500 gpm     $10,157.33
2017    $241,841.26      $5,320,507.65     500 gpm     $10,641.02